UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PAYCHEX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-11330	16-1124166
(State of or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK	14625-2396
(Address of principal executive offices)	(Zip Code)

PAYCHEX, INC. 2015 QUALIFIED EMPLOYEE STOCK PURCHASE PLAN (Full title of the plan)

Efrain Rivera
Senior Vice President,
Chief Executive Officer and Treasurer
Paychex, Inc.
911 Panorama Trail South
Rochester, New York 14625-2396
(585) 385-6666
(Name, address, and telephone
number, including area code, of agent for service)

Copy to:
James M. Jenkins, Esq.
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604-2711
(585) 232-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $.01 par value	2,500,000	$51.155	$127,887,500	$12,878.27

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended there are also being registered such additional shares of common stock as may be issuable pursuant to stock splits, stock dividends, recapitalizations and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1). As instructed by Rule 457(h)(1) and estimated in accordance with Rule 457(c), based upon the average of the high and low prices for the registrant’s common stock reported on the NASDAQ Global Market on October 22, 2015.

EXPLANATORY STATEMENT
Paychex, Inc. (the “Company” or the “Registrant”) is filing this registration statement to register 2,500,000 shares of its common stock for issuance pursuant to its 2015 Qualified Employee Stock Purchase Plan (the “Plan”). The number of shares authorized for issuance under the Plan was approved by the Company’s stockholders at the 2015 Annual Meeting, held on October 14, 2015.
Part II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents which have been filed by the Company with the Securities and Exchange Commission (“SEC” or “Commission”) are incorporated by reference into this registration statement:
(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2015, filed on July 21, 2015, including information incorporated by reference into the Form 10-K from the Company’s Definitive Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Stockholders filed on September 10, 2015.
(b)    The Company’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2015, filed on September 30, 2015.
(c)    The Company’s Current Report on Form 8-K filed on October 15, 2015.
(d)    The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (Registration No. 0-11330) and in any amendment or report filed for the purpose of amending such description.
In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement, and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents. Nothing in this registration statement shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K, and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 6. Indemnification of Directors and Officers.
The General Corporation Law of Delaware (Section 102) allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
The following provision is contained in the Company’s Certificate of Incorporation: “No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase which was illegal under Section 174 (or any successor section) of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. The foregoing provisions shall not eliminate or limit the liability of a director from any act or omission occurring prior to the date when such provisions become effective.”
The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Registrant to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.
The Company’s Bylaws provide for indemnification to the fullest extent authorized by Section 145 of the General Corporation Law of Delaware for directors, officers and employees of the Registrant and also to persons who are serving at the request of the Registrant as directors, officers or employees of other corporations (including subsidiaries); provided that, with respect to proceedings initiated by such indemnitee, indemnification shall be provided only if such proceedings were authorized by the Board of Directors. The right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

The Company has entered into Indemnity Agreements with each of its officers and directors. The agreement alters or clarifies the statutory indemnity in the following respects: (i) indemnity is explicitly provided for settlements in derivative actions; (ii) the Company is obligated to advance a director’s or officer’s expenses of defending an action against him if the director or officer undertakes to repay such advances if he is ultimately found not to be entitled to indemnification or he is otherwise reimbursed for the expenses; (iii) indemnification is mandatory unless a determination is made that the director or officer has not met the required standard; (iv) the director or officer is permitted to petition a court to determine whether his actions met the standards required and the burden is placed on the Registrant to prove that the director’s and officer’s conduct did not meet the required standard; and (v) partial indemnification is permitted in the event that the director or officer is not entitled to full indemnification.
Item 8.    Exhibits.
See Exhibit Index.
Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions described in Item 6 of the registration statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on the 23rd day of October, 2015.
PAYCHEX, INC.
/s/ Martin Mucci
Martin Mucci, President and
Chief Executive Officer, and Director
/s/ Efrain Rivera
Efrain Rivera, Senior Vice President,
Chief Financial Officer, and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on October 23, 2015.
/s/ Martin Mucci
Martin Mucci, President and
Chief Executive Officer, and Director
(Principal Executive Officer)
/s/ Efrain Rivera
Efrain Rivera, Senior Vice President,
Chief Financial Officer, and Treasurer
(Principal Financial Officer and Principal Accounting Officer)
B. Thomas Golisano*, Chairman of the Board
Joseph G. Doody*, Director
David J. S. Flaschen*, Director
Phillip Horsley*, Director
Grant M. Inman*, Director
Pamela A. Joseph*, Director
Joseph M. Tucci*, Director
Joseph Velli*, Director

* By:/s/ Efrain Rivera        Efrain Rivera, as Attorney-in-fact

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

4.1	Restated Certificate of Incorporation, incorporated herein by reference from Exhibit 3(a) to the Company’s Form 10-K filed with the Commission on July 20, 2004.

4.2	Bylaws, as amended, incorporated herein by reference from Exhibit 3(b) to the Company’s Form 10-K filed with the Commission on July 21, 2006.

*4.3	Paychex, Inc. 2015 Qualified Employee Stock Purchase Plan

*5.1	Opinion of Harter Secrest & Emery LLP

*23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

*23.2	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP

*23.3	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

*24.1	Power of Attorney

* Exhibit filed with this registration statement.